Exhibit (e.2)

Amendment No. 1 to the Distribution Agreement

This Amendment No. 1 (this “Amendment”) to the Distribution Agreement is entered into by and between Heartland Group, Inc., a Maryland corporation (“Heartland”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”), and is effective as of October 26, 2018 (the “Effective Date”).

WHEREAS, Heartland and ALPS entered into a Distribution Agreement, date April 16, 2018, as amended (the “Agreement”); and

WHEREAS, Heartland and ALPS wish to amend the Agreement to remove one Fund.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.	The current Schedule A to Exhibit 1 to the Agreement is hereby deleted in its entirety and replaced with a new Schedule A attached hereto.

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as the Effective Date.

HEARTLAND GROUP, INC.		ALPS DISTRIBUTORS, INC.

By:	/s/ Nicole J. Best	By:	/s/ Steven B. Price
Name:	Nicole J. Best	Name:	Steven B. Price
Title:	VP, Treasurer and Principal Accounting Officer	Title:	SVP & Director of Distribution Services

Schedule A
List of Funds

Heartland Value Fund

Heartland Value Plus Fund

Heartland Select Value Fund

Heartland Mid Cap Value Fund